Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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( ) Preliminary Proxy Statement
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(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WELLCARE HEALTH PLANS, INC.

(Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(4) Date Filed: April 27, 2007

8735 Henderson Road – Tampa, Florida 33634 – (813) 290-6200 – www.wellcare.com

April 26, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of WellCare Health Plans, Inc. to be held on June 12, 2007, at 10:00 a.m. local time, at our corporate headquarters located at 8735 Henderson Road, Tampa, Florida 33634 in the Renaissance Centre building.

At the meeting you will be asked to: (a) elect two class III directors to serve until the 2010 annual meeting; (b) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and (c) transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at the annual meeting.

It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date your proxy card and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. You could save us money by voting through the internet or by telephone. If you attend the meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account, or street name, you will need to provide a proxy from the institution that holds your shares reflecting stock ownership as of the record date to be able to vote by ballot at the meeting.

We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration and seating will begin at 10:00 a.m. local time on June 12, 2007. Shareholders and their guests will be asked to sign-in and may be asked to present valid picture identification. Shareholders holding stock in street name will need to obtain a proxy from the institution that holds their shares to evidence stock ownership as of the record date.

Sincerely,

Todd S. Farha
Chairman and Chief Executive Officer

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on June 12, 2007.

PLACE	8735 Henderson Road Renaissance Centre Tampa, Florida 33634

PURPOSE
a. To elect two class III members of the board of directors to serve for three-year terms;

b. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and

c. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on April 17, 2007.

PROXY VOTING
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you. Most shareholders have the option of voting through the internet or by telephone. Please refer to your proxy card to determine if there are other voting options available to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

This notice and the enclosed proxy statement and proxy card are first being mailed to our shareholders on or about April 27, 2007.

Sincerely,

Thaddeus Bereday
Secretary

Tampa, Florida
April 26, 2007

WELLCARE HEALTH PLANS, INC.
8735 Henderson Road
Tampa, Florida 33634

Proxy Statement for Annual Meeting
To Be Held June 12, 2007

INTRODUCTION

This proxy statement is being furnished to shareholders of WellCare Health Plans, Inc., a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on June 12, 2007, at 10:00 a.m. local time, at our corporate headquarters located at 8735 Henderson Road, Tampa, Florida 33634 in the Renaissance Centre building, and any adjournment or postponement of the meeting. This proxy statement is dated April 26, 2007 and is first being mailed to shareholders along with the related form of proxy on or about April 27, 2007.

REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other shareholders living in your household, you may receive only one copy of our proxy statement and 2006 annual report. Please see the section entitled “Multiple Shareholders Having the Same Address” at the end of this proxy for more information on this important initiative to reduce printing and mailing costs.

You may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. Please see the response to the question “Can I access the proxy materials on the internet?” for more information on electronic delivery of proxy materials.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to consider and vote upon two proposals: (a) to elect two directors to serve as class III directors until the 2010 annual meeting; and (b) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007. You will also be asked to vote on such other business as may properly come before the meeting or any adjournment or postponement of the meeting. In addition, management will report on our performance and respond to your questions.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 17, 2007, the date our board of directors fixed as the record date for determining holders of issued and outstanding shares of our common stock, par value $.01 per share, are entitled to notice of and to vote at the annual meeting.

What constitutes a quorum and why is one required?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of our common stock issued and outstanding on the record date will constitute a quorum for the transaction of business at the annual meeting. A quorum is required by law for any action to be taken at the annual meeting. As of the record date, there were 41,195,205 shares of common stock issued and outstanding.

Abstentions and broker non-votes are counted for purposes of determining the number of shares considered to be present or represented at the meeting. A broker non-vote occurs when a broker nominee, holding shares in street name for the beneficial owner, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote.

How do I vote?

If you complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. If your shares are held by a broker in street name and you wish to vote at the meeting in person or by proxy, you must obtain a proxy from your broker to evidence your ownership and voting rights.

Can I vote by telephone or electronically?

You may vote by telephone or electronically through the internet by following the instructions included on your proxy card. We encourage you to vote by telephone or through the internet because such votes are less costly for us to collect and tally. The deadline for voting by telephone or through the internet is 1:00 a.m., Central Time, on June 12, 2007.

How many votes do I have?

Each share of common stock is entitled to one vote. The enclosed proxy card shows the number of shares of common stock that you are entitled to vote.

Can I change my vote?

Unless your proxy specifies otherwise, proxies will be voted: (a) FOR the election of the nominated directors; (b) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007; and (c) otherwise in the discretion of the proxy holders as to any other matter that may come before the annual meeting.

Any shareholder who has given a proxy has the power to revoke such proxy at any time before it is voted either: (a) by filing a written revocation or a duly executed proxy bearing a later date with Thaddeus Bereday, our secretary, at WellCare Health Plans, Inc., 8735 Henderson Road, Tampa, Florida 33634; (b) by appearing at the annual meeting and voting in person; or (c) by casting another vote in the same manner as the original vote was cast. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

How will my votes be counted?

One or more inspectors of election will count and tabulate all votes at the annual meeting.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required to elect the nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated, and, accordingly, will have no affect on the outcome of the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of common stock entitled to vote thereon, present and voting, in person or represented by proxy at the annual meeting, is required to approve this proposal. Abstentions and broker non-votes will not be treated as voting on this proposal and, accordingly, will have no affect on the outcome of the vote.

We will post the results of the voting on our website at www.wellcare.com.

Can I access the proxy materials on the internet?

The notice of annual meeting, proxy statement and 2006 annual report are available on our website at www.wellcare.com. Instead of receiving future copies of these materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business.

If you are a shareholder of record you can enroll in the electronic proxy delivery service electronically by going to www.investorvote.com. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

The table below sets forth certain information regarding beneficial owners known to us as of April 5, 2007 of more than 5% of our outstanding shares of common stock. The ownership percentage is based on the number of shares reported by the applicable beneficial owner and the number of shares of our common stock outstanding as of April 5, 2007.

	Ownership
Name and Address	Common Stock	Percent (%)
Barclays Global Investors, et al.(1) 45 Fremont Street San Francisco, CA 94105	3,101,450	7.5
State Street Bank and Trust Company, et al.(2) 225 Franklin Street Boston, MA 02110	2,210,509	5.4
Waddell & Reed, Inc., et al. (3) 6300 Lamar Avenue Overland Park, KS 66202	2,137,400	5.2

(1)
This disclosure is based upon a Schedule 13G filed by Barclays Global Investors, N.A. (“Barclays”) and other affiliated entities with the Securities and Exchange Commission on January 23, 2007. Barclays and the other affiliated entities reported sole voting and dispositive power as of December 31, 2006 as follows: (i) Barclays Global Investors, N.A., sole voting power as to 2,438,646 shares and sole dispositive power as to 2,798,588 shares; (ii) Barclays Global Fund Advisors, sole voting power and sole dispositive power as to 168,587 shares; (iii) Barclays Global Investors, Ltd., sole voting and dispositive power as to 134,275 shares; and (iv) Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited, sole voting and dispositive power as to no shares.

(2)
This disclosure is based upon a Schedule 13G filed by State Street Bank and Trust Company, acting in various fiduciary capacities (“State Street”) with the Securities and Exchange Commission on February 13, 2007. State Street and other affiliated entities reported sole voting and dispositive power as of December 31, 2006 as follows: (i) State Street Bank and Trust Company sole voting power and shared dispositive power as to 2,210,509; and (ii) State Street Bank and Trust Company, Trustee sole voting power and shared dispositive power as to 2,210,509 shares.

(3)
This disclosure is based upon a Schedule 13G/A filed by Waddell & Reed, Inc. (“WRI”) and other affiliated entities with the Securities and Exchange Commission on February 9, 2007. WRI and the other affiliated entities reported that the securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of WRI. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.

How much stock do your executive officers and directors own?

The following table sets forth certain information with regard to the beneficial ownership of our common stock as of the close of business on April 5, 2007 by: (a) each director and nominee; (b) each of the executive officers named in the Summary Compensation Table; and (c) all directors, nominees and executive officers (including two executive officers who are not named in the Summary Compensation Table) as a group.

Name	Common Stock (1)	Percent
Todd Farha	1,064,854	2.6
Regina Herzlinger	62,914	*
Kevin Hickey	43,104	*
Alif Hourani	22,622	*
Ruben King-Shaw, Jr.	25,497	*
Christian Michalik	88,900	*
Neal Moszkowski	78,094	*
Jane Swift	16,624	*
Paul Behrens	295,561	*
Thaddeus Bereday	158,306	*
Ace Hodgin(2)	882	*
Imtiaz Sattaur(3)	148,869	*
All Directors, Nominees and Executive Officers as a Group (14 persons)	2,054,514	4.9
* Less than one percent

(1)
Several of our officers and directors hold their shares in brokerage accounts where there may be a loan balance from time to time that is secured by all of the assets in the account, including shares of our stock. Accordingly, even though there may be substantial assets in the account, the shares of our stock in these accounts could technically be sold in a margin sale.

(2)	Dr. Hodgin ceased employment with us effective December 31, 2006.
(3)	Mr. Sattaur ceased employment with us effective April 6, 2007.

How is beneficial ownership determined?

For purposes of the preceding table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any common stock that such person or group has the right to acquire within 60 days after April 5, 2007. For purposes of computing the percentage of outstanding common stock beneficially owned by each person named above, any shares that such person has the right to acquire within 60 days after April 5, 2007, are deemed outstanding but such shares are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Each person has sole voting and dispositive power with respect to all of the shares of common stock shown as beneficially owned, subject to community property laws, where applicable. The table below provides additional detail regarding management’s securities ownership.

	Included				Excluded
Name	Common Stock	Unvested Common Stock	Vested Stock Options	Stock Options that Vest within 60 Days	Stock Options that Vest in More than 60 Days	Performance Shares that Vest in More than 60 Days
Todd Farha	750,786	228,000	82,680	3,388	515,247	240,279(1)
Regina Herzlinger	38,095	4,236	20,166	417	2,917	-
Kevin Hickey	30,063	-	12,833	208	1,459	-
Alif Hourani	5,345	4,236	12,833	208	1,459	-
Ruben King-Shaw, Jr.	15,845	4,236	5,208	208	1,459	-
Christian Michalik	43,050	-	43,948	1,902	2,307	-
Neal Moszkowski	78,094	-	-	-	-	-
Jane Swift	-	-	15,583	1,041	9,376	-
Paul Behrens	196,804	73,498	24,920	339	40,469	-
Thaddeus Bereday	122,130	7,373	27,710	1,093	27,542	-
Ace Hodgin(2)	882	-	-	-	-	-
Imtiaz Sattaur(3)	4,981	16,889	121,268	5,731	82,198	-
All Directors, Nominees and Executive Officers as a Group (14 persons)	1,289,855	373,491	376,633	14,535	776,194	-

(1)
On June 6, 2005, Mr. Farha was granted an award of common stock which vests on June 6, 2008 and June 6, 2010 based upon the achievement of compounded annual percentage increases in diluted net income per share (“EPS”) over three-year and five-year periods. The target number of shares to be issued in the aggregate is 130,000 with the actual number of shares to be issued being between zero and 240,279.

(2)	Dr. Hodgin ceased employment with us effective December 31, 2006.
(3)	Mr. Sattaur ceased employment with us effective April 6, 2007. According to their terms, all unvested equity awards were forfeited as of the date Mr. Sattaur’s employment ceased.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

Our certificate of incorporation provides for a board of directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire board permits, with the term of office of one class expiring each year at the annual meeting of shareholders. Each class of directors is elected for a term of three years.

The board of directors presently consists of nine persons: Todd Farha, Robert Graham, Regina Herzlinger, Kevin Hickey, Alif Hourani, Ruben King-Shaw, Jr., Christian Michalik, Neal Moszkowski and Jane Swift. Ms. Swift will cease to be a member of our board at the expiration of her current term as a class III director on the date of the 2007 annual shareholders meeting.

The board of directors proposes that Alif Hourani and Neal Moszkowski be elected to serve as class III directors for terms of three years and until the election and qualification of their successors. Unless a shareholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of common stock will vote FOR the election of Alif Hourani and Neal Moszkowski as class III directors. The board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors. Following the 2007 annual shareholders meeting, we will have a vacancy in class III of our board of directors. The nominating and corporate governance committee and management are currently assessing the need for and possible candidates to fill this vacancy. However, we cannot provide any assurance as to when, or if, this vacancy will be filled. Proxies cannot be voted for more than the two nominees named herein.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
“FOR” THE ELECTION OF ALIF HOURANI AND NEAL MOSZKOWSKI

BOARD OF DIRECTORS

Certain Information Regarding Our Directors

The following is certain information regarding our directors and their ages as of April 26, 2007:

Nominees

Alif A. Hourani (age 54) has been a member of our board of directors since August 2003. Since 1997, Mr. Hourani has served as Chairman and Chief Executive Officer, currently as Executive Chairman, of Pulse Systems, Inc., a practice management and clinical records software company. From 1987 to 1997, Mr. Hourani held various positions, including Chief Executive Officer of Physician Corporation of America, Senior Vice President of Management Information Systems of Physician Corporation of America and Manager of Computer Engineering at the Wolf Creek Nuclear Operating Corporation. Mr. Hourani serves as a director of the Kansas Heart Hospital. Mr. Hourani received his undergraduate degree from the University of Lyon and his masters of science degree and doctorate from the University of Strasbourg. Mr. Hourani is a cousin of Mr. Farha.

Neal Moszkowski (age 41) has been a member of our board of directors since May 2002, serving as chairman from May 2002 through October 2006. Since April 2005, Mr. Moszkowski has been Co-Chief Executive Officer of TowerBrook Capital Partners LP, a private equity investment company. Prior to joining TowerBrook, Mr. Moszkowski was Managing Director and Co-Head of Soros Private Equity Partners LLC, the private equity investment business of Soros Fund Management LLC, where he served since August 1998. From August 1993 to August 1998, Mr. Moszkowski worked for Goldman, Sachs & Co. and affiliates, where he served as Vice President and Executive Director in the Principal Investment Area. Mr. Moszkowski serves as a director of Bluefly, Inc., Integra LifeSciences Holdings Corporation, JetBlue Airways Corporation and Spheris, Inc. as well as several privately-held companies. Mr. Moszkowski received his undergraduate degree from Amherst College and his masters of business administration from the Graduate School of Business of Stanford University.

Directors continuing in office

Todd S. Farha (age 38) has served as our president and chief executive officer and as a member of our board of directors since May 2002. Mr. Farha was also named chairman of the board in October 2006. From January 2000 to June 2001, Mr. Farha served as Chief Executive Officer of Best Doctors, Inc., a provider of information and referral services for patients suffering from critical illnesses. In addition, from 1999 to 2004, Mr. Farha served as President and Chief Executive Officer of a company he founded, Medical Technology Management LLC, a provider of shared medical equipment and services for physicians and hospitals. From August 1996 to November 1998, Mr. Farha served as Chief Executive Officer of Oxford Specialty Management, a subsidiary of Oxford Health Plans, Inc., a health care company, focusing on the management of acute clinical conditions in six specialty areas. In 1995 and 1996, Mr. Farha served in the Office of the Chief Executive Officer of Oxford Health Plans, Inc. Prior to that, from 1990 to 1993, he held various positions with Physician Corporation of America, a Florida-based health plan focused on Medicaid recipients. Mr. Farha received his undergraduate degree from Trinity University and a masters of business administration from Harvard Business School. Mr. Farha is a cousin of Mr. Hourani.

D. Robert Graham (age 70) has been a member of our board since April 2007. Senator Graham is currently focused on founding a political and civic leadership center at the University of Florida and the University of Miami. From September 2005 until June 2006, Senator Graham served a one-year term as a senior Fellow at Harvard University’s John F. Kennedy School of Government. From January 1987 to December 2005, he served in the United States Senate. From January 1979 to December 1987 Senator Graham was the Governor of the State of Florida. Senator Graham received his bachelor’s degree from the University of Florida and his law degree from Harvard Law School.

Regina E. Herzlinger (age 63) has been a member of our board of directors since August 2003. Dr. Herzlinger is the Nancy R. McPherson Professor of Business Administration at the Harvard Business School and has been teaching at Harvard since 1971. Dr. Herzlinger serves as a director of several privately-held companies. Dr. Herzlinger received her undergraduate degree from Massachusetts Institute of Technology and her doctorate from Harvard Business School.

Kevin F. Hickey (age 55) has been a member of our board of directors since November 2002. Mr. Hickey has served as President of D2Hawkeye, Inc., a medical data-mining company, since January 2006. From October 1998 until January 2005, Mr. Hickey served as the Chairman and Chief Executive Officer of IntelliClaim, Inc., a privately-held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity. From September 1997 until August 1998, Mr. Hickey was Executive Vice President of Operations and Technology for Oxford Health Plans, Inc. Mr. Hickey also serves as a director of Healthaxis Inc., a technology and business process services firm for the health benefits industry, as well as several privately-held companies. Mr. Hickey received his undergraduate degree from Harvard University, a masters in health services administration from the University of Michigan and a juris doctorate from Loyola College of Law.

Ruben Jose King-Shaw, Jr. (age 45) has been a member of our board of directors since August 2003. Since July 2006, Mr. King-Shaw has served as Chairman and Chief Executive Officer of Mansa Equity Partners Inc., a private equity investment and advisory firm specializing in the health care sector. From October 2004 until June 2006, Mr. King-Shaw was a partner of Pine Creek Healthcare Capital, LLC and from February 2004 until February 2005, he served as President of United Biosource. Mr. King-Shaw served as Senior Advisor to the Secretary of the Department of the Treasury from January 2003 to June 2003. From July 2001 to April 2003, Mr. King-Shaw served as Chief Operating Officer and Deputy Administrator of the federal government’s Centers for Medicare & Medicaid Services. Prior to that, from January 1999 to July 2001, he served as Secretary of the Agency for Health Care Administration of the State of Florida. Mr. King-Shaw serves as a director of several privately-held companies. Mr. King-Shaw received his undergraduate degree from Cornell University and a masters of business administration from Florida International University.

Christian P. Michalik (age 38) has been a member of our board of directors since May 2002. Since July 2004, Mr. Michalik has served as Managing Director of Kinderhook Industries, a private equity investment firm. Previously he was a partner in Soros Private Equity Partners LLC, the private equity investment business of Soros Fund Management LLC, from January 1999 through December 2003. From 1997 to 1998, Mr. Michalik was an investment manager with Capital Resource Partners, a private equity investment firm. From 1995 to 1996, Mr. Michalik was an associate at Colony Capital, a real estate investment firm. Mr. Michalik serves as a director of several privately-held companies. Mr. Michalik received his undergraduate degree from Yale University and his masters of business administration from Harvard Business School.

Director whose term expires at annual meeting

Jane M. Swift (age 42) has been a member of our board of directors since November 2004. Since January 2006, Ms. Swift has been a principal in WNP Consulting, LLC, which provides consulting services to early stage education companies. From May 2003 to January 2006, Ms. Swift was a General Partner of Arcadia Partners, a venture capital firm focused exclusively on the for-profit education and training industry. From April 2001 until January 2003, Ms. Swift served as the Governor of Massachusetts. Prior thereto, she served as the Lieutenant Governor of Massachusetts from January 1999 until April 2001. Ms. Swift serves as a director of Suburban Propane Partners, L.P., as well as several privately-held companies and organizations. Ms. Swift received her undergraduate degree from Trinity College.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The board has developed and adopted corporate governance guidelines to promote the functioning of the board and its committees. Among other things, the corporate governance guidelines set forth criteria regarding board member selection and qualification, establishment of committees and committee composition, executive sessions, management succession and director compensation. The guidelines also address the board’s expectations of each director in furtherance of the board’s primary responsibility of exercising its business judgment in the best interests of the company. In particular, the guidelines address meeting attendance and participation, other directorships and access to independent advisors. The corporate governance guidelines also require that the board conduct an annual performance evaluation to determine whether it and its committees are functioning effectively. The board and each of its committees have conducted such evaluations for each of the last three years. The corporate governance guidelines are available on our website at www.wellcare.com.

Director Independence

Our corporate governance guidelines provide that a majority of the members of our board must meet the criteria of independence as required by the listing standards of the New York Stock Exchange, Inc. (“NYSE”). In addition, each member of the audit committee, compensation committee and nominating and corporate governance committee must be independent. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the company. The board reviews the independence of its members by requiring that each member complete disclosure and independence questionnaires and by considering all transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent. In making independence determinations, the board applies the following standards, in addition to any other relevant facts and circumstances:

•
A director, who is, or has been within the last three years, an employee of the company or any subsidiary, or whose immediate family member is, or has been within the last three years, an executive officer of the company, is not independent until three years after the end of such employment relationship;

•
A director who has received, or has an immediate family member who has received, more than $100,000 per year in direct compensation from the company or any subsidiary, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

•
A director or an immediate family member, who is a current partner of the firm that is the internal or external auditor of the company or any subsidiary; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a director or an immediate family member who was, within the last three years (but no longer is) a partner or employee of such a firm and personally worked on the company’s audit within that time, is not independent;

•
A director or an immediate family member who is or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•
A director who, or whose immediate family member, is a current executive officer of a company that has made payments to, or received payments from, our company or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments fall below such threshold.

 In addition, the Exchange Act and the NYSE rules impose additional independence and qualification standards on our audit committee members. Under these standards, each audit committee member, in addition to meeting the definition of independence applicable to all directors, is prohibited from having any direct or indirect financial relationship with the company, and cannot be an affiliate of the company or any subsidiary of the company. The board has determined that each member of the audit committee satisfies these additional standards.

Under the standards set forth above, the board has determined that six of its members, including each of the members of the audit committee, the compensation committee and the nominating and corporate governance committee, are independent as of the date of this proxy statement. The board determined that Messrs. Hourani, Michalik and Moszkowski, Senator Graham, Dr. Herzlinger and Ms. Swift are independent based on the fact that none of them has any relationship with us other than as a director and as a holder of our common stock. Similarly, the board determined that Drs. Johnson and Agwunobi were independent while they served as members of the board during 2006. Additionally, the board considered Mr. Hickey’s position as the president of D2Hawkeye, Inc., a company with which we recently entered into a services contract pursuant to which D2Hawkeye, Inc. will develop an internet-based portal for certain of our health care providers. Based on this review, our board concluded that this relationship fits within our categorical standards of independence and that this relationship does not impair Mr. Hickey’s independence nor is it a “related person transaction” as that term is defined under Regulation S-K of the Exchange Act. As a result, our board affirmatively determined that Mr. Hickey is independent. The board determined that Mr. King-Shaw is not independent because he provided certain consulting services for us during 2004 for which we paid him compensation valued in excess of $100,000 and that Mr. Farha is not independent based on his service as one of our executive officers.

Number of Meetings and Attendance

During 2006, the board of directors held five meetings, the audit committee held four meetings, the compensation committee held five meetings and the nominating and corporate governance committee held two meetings. In addition to its formal meetings, the audit committee participates in quarterly conference calls with management to review our earnings releases. During 2006, each of the incumbent directors attended at least 75% of the meetings of the board of directors and 75% of the meetings of any committees upon which he or she served that occurred while such director was a member of the board and such committees. Mr. Farha was the only member of our board who attended our 2006 annual shareholders meeting.

Presiding Director

The board has designated Mr. Moszkowski to preside over executive sessions of our non-management and independent directors. In addition, Mr. Moszkowski has been designated the presiding director for purposes of receiving communications from interested parties pursuant to the corporate governance rules of the NYSE and from shareholders pursuant to rules of the Securities and Exchange Commission (“SEC”). You may express your concerns, whether such concerns relate to accounting-related matters or otherwise, by contacting the presiding director through the communication channels set forth in the section entitled “Communications with Directors” below.

Committees of the Board of Directors

The board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The functions, responsibilities and members of each of the committees are described briefly below. Each of these committees operates pursuant to a charter which is posted on our website at www.wellcare.com. All members of these committees are independent directors under our director independence standards as described herein and the corporate governance rules of the NYSE. In addition, all members of our audit committee are independent directors under the SEC rules for audit committees and are financially literate under the NYSE corporate governance rules.

Our three standing committees are described below and the members of these committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Regina Herzlinger	X* (chair)
Kevin Hickey		X
Alif Hourani	X	X	X
Christian Michalik	X*		X
Neal Moszkowski		X (chair)	X (chair)
Jane Swift	X

*	Dr. Herzlinger and Mr. Michalik are our “audit committee financial experts,” as defined in the Exchange Act, and have accounting or related financial management expertise.

Audit Committee

The principal purpose of the audit committee is to assist the board of directors in the oversight of the integrity of our financial statements. The audit committee also appoints, compensates and oversees the engagement and provision of services by our independent registered public accounting firm and pre-approves all audit, audit-related, tax and other services conducted by our independent registered public accounting firm. Further, the audit committee reviews the plans, results and fees of the audit engagement and any independence issues with our independent registered public accounting firm. The audit committee is also responsible for the oversight of the Trust Program, our corporate ethics and compliance program, as more fully described below.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for developing our corporate governance guidelines and for recommending those guidelines to the board for adoption. The committee is also responsible for periodically reviewing the composition of the full board to determine whether additional board members with different qualifications or areas of expertise are needed and making recommendations to the board regarding the size, composition and functions of the board and its committees. The committee identifies and reviews the qualifications of new director nominees consistent with selection criteria established by the board and recommends the slate of nominees for inclusion in the proxy statement. The committee’s process for selecting nominees to the board is described in more detail below under “Nominating and Corporate Governance Committee’s Process for Selecting Nominees to the Board.” The committee is also responsible for overseeing the periodic evaluation of the performance of the board and its committees and for considering questions of independence and possible conflicts of interest of members of the board and executive officers.

Compensation Committee

Overview of compensation committee responsibilities: Under its charter, the compensation committee provides oversight and guidance for compensation and benefit programs for our associates, executive officers and board of directors, reviews and approves the compensation, including base salary and incentive awards and other significant terms of employment, for our executive officers and reviews and make recommendations with respect to incentive compensation plans, equity-based plans and board compensation. The committee reviews and discusses the compensation discussion and analysis (“CD&A”) with management and makes a recommendation to the board for inclusion of the CD&A in the company’s proxy statement. The compensation committee also reviews and approves corporate goals and objectives relevant to our chief executive officer’s compensation, evaluates the chief executive officer’s performance in light of those goals and objectives and has sole authority to determine the chief executive officer’s compensation based on this evaluation.

Under its charter, the committee has the authority to obtain advice and assistance from any officer or employee of the company or from any outside legal expert or other advisor. Pursuant to this authority, the compensation committee engaged Watson Wyatt Worldwide, or Watson Wyatt, as its compensation consultant. The committee may also, where legally permissible, delegate authority to subcommittees or to employees when the committee deems it appropriate. Pursuant to this authority, the committee has delegated limited authority to the chief executive officer to make awards of restricted shares and stock options to certain employees. This delegated authority is described in further detail under “Compensation Discussion and Analysis -Equity Award Process.”

Process for determining director and executive compensation: The company’s annual review process for our executive officers takes place during the first quarter of each year, with year-end bonuses, equity awards and base salary increases taking effect in the middle of March of each year. During the annual review process, our chief executive officer and the committee review corporate, departmental and individual performance and compensation market and survey data. The committee also considers Watson Wyatt’s recommendations regarding the chief executive officer’s compensation and the chief executive officer’s recommendations regarding the other named executive officer’s compensation. Accordingly, each executive’s overall annual compensation is generally established at two points during each year, the first being in March at the beginning of each year when the executive’s base salary is established and the second being in March of the following year when the executive’s annual bonus and equity award is determined. The committee, upon the chief executive officer’s recommendation, also makes equity awards from time to time throughout the year.

The committee annually reviews the compensation being paid to the members of the board of directors. The compensation committee works closely with the chief executive officer as well as Watson Wyatt when evaluating the standing fees as well as the value of equity awards, if any, to be awarded to our board members.

Role of executives in setting compensation: The chief executive officer oversees most aspects of the named executive officers’ and board members’ compensation, but the compensation committee makes all definitive determinations. In establishing compensation policies and practices and actual compensation awards for the named executive officers and others, the chief executive officer works closely with the chairman of the compensation committee, Watson Wyatt, the finance, human resources and legal departments, as necessary, and the executives themselves. After review and consideration of each executive’s performance and other criteria as described in the CD&A, the chief executive officer makes a recommendation to the compensation committee as to the executive’s compensation, with the committee making the final determination. As for the chief executive officer’s role in setting his own compensation, Watson Wyatt consults with the chief executive officer regarding market data and analyses and discusses proposed levels and elements of compensation with the chief executive officer. Watson Wyatt then makes a recommendation to the committee during its executive session with no members of management present as to what Watson Wyatt believes is an appropriate range of compensation for the chief executive officer. After consideration of this recommendation, the committee makes the final determination as to the chief executive officer’s compensation. Similarly, the chief executive officer works closely with the compensation committee, Watson Wyatt and the legal and finance departments when reviewing and recommending compensation to be paid to the members of the board of directors.

Role of compensation consultants: Under its charter, the compensation committee has authority to retain compensation consultants, outside counsel and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties. The compensation committee has engaged Watson Wyatt to act as its compensation consultant. The company pays Watson Wyatt and the committee generally relies on the chief executive officer and certain members of the human resources and legal departments to manage the relationship and scope of engagement, but the compensation committee has sole authority to terminate the engagement. Watson Wyatt’s primary role has been to make recommendations to the compensation committee as to the chief executive officer’s and the board of directors’ compensation and to analyze and prepare reports regarding compensation levels at comparable companies in connection with establishing compensation for our executive officers, the chief executive officer and our board members. Watson Wyatt also makes suggestions regarding such matters as the appropriate mix of cash and equity compensation and the structure and features of equity awards. We also use the services of Corporate Insights & Development, a human resources consulting firm, which provides us with executive assessment, development, coaching and consulting services. Corporate Insights & Development is engaged directly by and provides services primarily on behalf of the company.

Nominating and Corporate Governance Committee’s Process for Selecting Nominees to the Board

The nominating and corporate governance committee considers candidates for board membership who are suggested by its members and other board members, as well as by management, shareholders and other interested parties. The committee may also retain a third-party search firm to identify candidates from time to time upon request of the committee or the board. Shareholders can recommend a prospective nominee for the board by writing to our corporate secretary at the company’s corporate headquarters and providing the information required by our bylaws, along with whatever additional supporting material the shareholder considers appropriate.

The committee’s assessment of a nominee’s qualification for board membership includes, among other things, the following criteria:

•	The diversity, age, background and experience of the candidate;

•	The personal qualities and characteristics, accomplishments and reputation in the community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our business industry or other industries relevant to our business;

•	The ability and expertise of the candidate in various activities deemed appropriate by the board; and

•	The fit of the candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive board.

The initial determination to seek a board candidate is usually based on the need for additional board members to fill vacancies or to expand the size of the board, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise. The committee’s process for identifying and evaluating nominees for director is the same no matter who makes the recommendation.

Once the committee has determined, in consultation with other board members if appropriate, that additional consideration of a candidate is warranted, the committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. Following review of this information, if the committee determines it is appropriate to proceed, the committee or other members of the board will generally interview the prospective candidate. The committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that the committee or the board deems appropriate, including the current composition of the board and the candidate’s personal qualities, skills and characteristics.

Following this evaluation, if the committee believes that the prospective candidate is qualified for nomination, generally the committee will make a recommendation to the full board, and the full board will make the final determination whether the candidate should be nominated to the board.

Review of Related Person Transactions

We have a written policy for reviewing transactions between us and our officers, directors and certain of their immediate family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. Under this policy, the nominating and corporate governance committee must approve any transaction between us and any related person that involves more than $100,000. Furthermore, related person transactions that involve executive compensation or compensation for the members of our board of directors must be approved by the compensation committee. We enter into transactions with such related persons only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is otherwise fair to us.

The Trust Program

Due to the increasingly complex ethical and legal questions facing all participants in the healthcare industry, we have unified our corporate ethics and compliance policies by implementing a comprehensive corporate ethics and compliance program, called the Trust Program. The Trust Program covers all aspects of our company and is designed to assist us with conducting our business in accordance with applicable federal and state laws and high standards of business ethics. The Trust Program applies to members of our board, our associates, including our chief executive officer, chief financial officer and our principal accounting officer or controller and, in some cases, our business partners and independent contractors. The Trust Program contains the following elements:

• Written standards of conduct;

• Designation of a corporate compliance officer and compliance committee;

• Effective training and education;

• Effective lines for reporting and communication;

• Enforcement of standards through disciplinary guidelines and actions;

• Internal monitoring and auditing; and

• Prompt response to detected offenses and development of corrective action plans.

We maintain and update training and monitoring programs to educate our directors, associates, business partners and independent contractors on the legal and regulatory requirements of their respective duties and positions and to detect possible violations. To help ensure compliance with the Trust Program, we also conduct regular, periodic compliance audits by internal and external auditors and compliance staff who have expertise in federal and state healthcare laws and regulations.

The Trust Program contains a whistleblower policy that sets forth the steps an associate should take if he or she has a question about the application of the program. The whistleblower policy contained in the Trust Program also sets forth the audit committee’s procedures for the receipt, retention and treatment of complaints received from associates regarding accounting, internal accounting controls or auditing matters as required by the Sarbanes-Oxley Act of 2002.

The full text of the Trust Program is available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Trust Program, if any, made with respect to any of our directors and executive officers on our website.

Communications with Directors

You may communicate with Mr. Moszkowski, the presiding director, non-management members of our board as a group, the full board or any member of the board, including Dr. Herzlinger, our audit committee chairperson, by writing to:

Compliance Department
WellCare Health Plans, Inc.
8735 Henderson Road
Tampa, Florida 33634

All such communications will be treated confidentially. Communications should clearly identify whether your concern is directed to the presiding director, non-management members of our board as a group, the full board or any individual member of the board, the issue being raised, the name of the party initiating the communication and contact information for potential follow-up. Concerns regarding accounting and financial reporting, internal accounting controls and auditing matters should be addressed to our audit committee chairperson, Dr. Herzlinger.

These communications will initially be received by our chief compliance officer who will log, track and summarize the matters raised in the communication before forwarding it to the appropriate board member or group. The chief compliance officer has been authorized by the presiding director, the non-management members of our board as a group, the full board and our audit committee chairperson to oversee, investigate, follow-up and report to the board or any members thereof as necessary on all complaints or concerns raised through these processes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms, or written representations from certain reporting persons that no reports on Form 4 or Form 5 were required for those persons, we believe that all our executive officers, directors and greater than 10% beneficial owners timely filed all such required forms with respect to 2006 transactions, with the exception of one Form 4 for David Erickson, a former executive officer of the company, which was filed one day late due to a technical error.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation Philosophy

The compensation awards for our executives are designed with the goal of setting total compensation at levels that reflect both personal and organizational performance and are aligned with the interests of our shareholders. Each executive’s total compensation opportunity is determined in consideration of the executive’s experience, level and scope of responsibility within the company and individual performance and contribution. Our compensation philosophy and practices are evaluated each year during the annual review process and revised as necessary to reflect the company’s then-current environment and initiatives. In 2006, our executives were compensated in line with our compensation philosophy of aligning overall compensation with performance. The key objectives that drove our compensation were:

•  Performance driven compensation with meaningful variance based on individual and corporate performance;

•  Conservative “fixed” and aggressive “variable” compensation using market based salaries and cash and equity bonuses based on performance;

•  A focus on variable compensation, with bonus and equity incentives being key drivers; and

•  A focus on long-term equity incentives to align management’s interests with shareholders.

The goal of this philosophy is to place a significant amount of the executives’ compensation “at risk” by tying it to the company’s performance. This approach is designed to drive individual performance and contribution which, in turn, is intended to drive corporate performance.

Our Process for Setting Compensation

During each annual review process, the chief executive officer, with input from members of senior management and the board of directors, develops high-level corporate goals. The company’s 2006 high-level corporate goals were: deliver on our commitments to shareholders of $3 billion in annual revenues, $100 million of net income and $2.50 of earnings per share; improve core processes through 21 specific corporate initiatives assigned to our executives and their departments; and invest in people. After establishing the high-level corporate goals, the chief executive officer, working with each executive and our finance and planning departments, establishes specific goals and metrics for each of our states, markets and lines of business that set the framework for developing the executive’s departmental and personal goals. Some of the executive’s goals and metrics are quantifiable and measurable and some of them are general guidelines or over-arching themes. The executive’s performance is then measured against these goals and metrics at the end of the year. Although we set performance goals and objectives and aim to set compensation levels based on performance, the compensation committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance or establishes the compensation of our chief executive officer or other executive officers.

The performance of an executive against his departmental and personal goals and metrics as well as other factors such as market dynamics, overall compensation opportunities and retention and incentive issues form the basis upon which the executive’s compensation is established. As for our chief executive officer, his performance is measured by the compensation committee and the full board by how well the company succeeds in meeting its goals. At the end of 2006, the company’s overall bonus pool was funded based on the company’s success in satisfying its goals.

During the annual review process, we internally generate tally sheets to assist the chief executive officer and the compensation committee in evaluating each executive’s total compensation, including future vesting schedules and the lump sum value of payments and benefits that would be owed should the executive’s employment terminate under various scenarios. This process allows the chief executive officer and the compensation committee to focus on individual performance as well as the need for long-term incentive and retention compensation.

After review and consideration of the executives’ performance, the tally sheets, market analyses and dynamics, retention and incentive needs and other criteria as appropriate, the chief executive officer makes compensation recommendations regarding the named executive officers to the compensation committee and the committee makes the final determinations. Similarly, Watson Wyatt consults with the chief executive officer and reviews the chief executive officer’s tally sheet and applicable market analyses and then makes a recommendation to the compensation committee regarding an appropriate range of compensation for the chief executive officer. The compensation committee then makes the final determination regarding the chief executive officer’s compensation.

Compensation Consultants and Benchmarking

As previously described under“Committees of the Board of Directors - Compensation Committee,” the compensation committee has engaged Watson Wyatt to act as its compensation consultant. Watson Wyatt’s primary role has been to make recommendations to the compensation committee as to the chief executive officer’s and the board of directors’ compensation and to analyze and prepare reports regarding compensation levels at comparable companies in connection with establishing compensation for the executive officers, the chief executive officer and our board members.

Overall, the total compensation opportunity for 2006 was intended to create a compensation program for our named executive officers that aims to provide base salaries at the fiftieth percentile of the market, bonus amounts at the seventy-fifth percentile of the market and long-term compensation in the form of stock options and restricted stock at or above the seventy-fifth percentile of the market. However, in determining compensation to be paid to our executive officers, these benchmarks are only a starting point and actual compensation can vary, sometimes significantly, from the benchmarks. For purposes of determining the relevant market, Watson Wyatt prepared an analysis of compensation practices and levels of publicly traded comparable medical service and health plan providers in both 2006 and 2007. The 2006 peer group analysis included Amerigroup Corp., Centene Corp., Coventry Health Care, Inc., Health Net, Inc., Humana, Inc., Molina Healthcare, Inc., Pacificare Health Systems, Inc., Sierra Health Services, Inc. and WellChoice Health Plans, Inc. The 2007 analysis included the same companies although Assurant, Inc. was added and Pacificare Health Systems, Inc. and WellChoice Health Plans, Inc. which were both acquired, were dropped. All of these companies were selected based, in part, on their similarity of product offerings, market capitalization, earnings per share and revenues. Although several of these companies are larger than we are, the size differential is taken into consideration when evaluating our executive compensation. These companies were also selected because they are representative of the pool of companies in which we compete for talent. Watson Wyatt also analyzed compensation data from various published surveys, such as the William M. Mercer and the Hay Group Health Insurance surveys.

Compensation Committee Activity

Although the committee has regularly scheduled meetings in connection with the establishment of executive compensation, the committee also holds ad hoc meetings to address compensation related matters as they arise from time to time. Our chief executive officer, in consultation with the compensation committee chairman and the general counsel, sets the schedules and agendas for the committee meetings. The chief executive officer usually attends and actively participates in compensation committee meetings except when the committee is making determinations relating to his compensation. The general counsel usually acts as secretary for the meetings, although the chief executive officer or committee chairman often serve as secretary as well.

As described under “Committees of the Board of Directors - Compensation Committee,” the company’s annual review process takes place during the first quarter of each year, with year-end bonuses, equity awards and base salary increases taking effect in the middle of March of each year.

In setting the compensation paid to our named executive officers for 2006, including the chief executive officer, the committee met in March 2006, during which meeting the committee approved annual bonuses and equity awards for the executives’ performance during 2005 and 2006 base salaries. The committee also met in June 2006, during which meeting the committee, among other things, approved certain changes to the compensation policy for the board of directors and equity awards to the members of the board. The committee met in July 2006 to approve an award of stock options to the named executive officers, other than the chief executive officer, for their performance during the first half of 2006. Lastly, the committee met in March 2007 to approve annual bonuses and equity awards for the executives’ performance during 2006 and 2007 base salaries. In addition to the committee members, our chief executive officer attended all of the committee’s meetings, our general counsel attended the meetings during which his compensation was not addressed and representatives from Watson Wyatt attended the March 2006, July 2006 and March 2007 meetings. The committee met in executive session during each of the March 2006 and March 2007 meetings.

Components of Compensation Program

The company’s compensation program consists of three main components: (i) base salary; (ii) annual cash bonuses; and (iii) equity awards. Each of these components and how they are applied to each named executive officer are discussed in more detail below.

All of the company’s named executive officers have either employment agreements or offer letters that establish base salary and potential bonus opportunities and that were entered into following arm’s length negotiations with the respective executive officers. These arrangements are described in more detail under“Employment Agreements with Named Executive Officers.” In general, except for the chief executive officer, the company’s practice is not to enter into formal employment agreements. However, in addition to Mr. Farha, Messrs. Behrens and Bereday have employment agreements that were entered into upon the commencement of their employment with us at a time when the company’s future was less certain.

The following are summaries of each of the components of our compensation program:

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Salaries: Base salaries are based on the particular experience, skills, knowledge and responsibilities of each executive officer. In determining the salary for each of the company’s executive officers in 2006, the compensation committee considered such factors as existing contractual commitments, compensation opportunities perceived to be necessary to attract and retain executive officers, individual performance and the importance of each executive’s contribution to the company’s current and future success. The process of establishing base salaries is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives’ salaries, although market data and benchmarking analyses to assess our market competitiveness are reviewed on an annual basis. Base salaries are the “fixed” component of our executives’ compensation awards and are generally set to be in line with the fiftieth percentile of our competitors based on the market data described herein.

Based on the Watson Wyatt market analysis and the chief executive officer’s recommendations as well as a review of each executive’s total compensation opportunity, including prior equity awards and cash compensation, the compensation committee determined during its March 2006 annual executive compensation review not to increase any of the executives’ base salaries for 2006. In making this decision, the committee considered the fact that Messrs. Farha, Hodgin and Sattaur had all received base salary increases in 2005. As for Messrs. Bereday and Behrens, the committee considered both their performance and the market analyses relating to each in determining that their base salaries were appropriate. However, based on the Watson Wyatt market analysis as well as a thoughtful review of the tally sheets and the individual executive’s performance relative to their goals, during the compensation committee’s annual compensation review in March 2007, the committee increased Mr. Behrens’ and Mr. Sattaur’s salaries from $284,000 to $310,000 and Mr. Bereday’s salary from $258,000 to $276,000.

In reviewing Mr. Farha’s base salary, although the committee acknowledged his outstanding performance throughout both 2005 and 2006, the committee recognized that in connection with Mr. Farha’s renegotiation of his employment contract in June 2005, the committee and Mr. Farha had agreed to weight his compensation more heavily on the at-risk equity component of compensation in order to more appropriately align his interests with those of our shareholders. Accordingly, the committee determined not to increase Mr. Farha’s base salary in either 2006 or 2007.

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Annual potential bonuses: The compensation committee considers potential bonus compensation to be a motivational method of encouraging and rewarding outstanding individual performance as well as the overall performance of the company. Potential bonus payments are based primarily on: (i) the company’s overall performance; (ii) the performance of the individual executive; and (iii) the chief executive officer’s recommendation or, in the case of the chief executive officer, Watson Wyatt’s recommendation. The committee believes that the bonus-to-salary ratios are sufficiently high to provide meaningful incentives to accomplish the objective of incenting and appropriately rewarding the executives for exceptional performance. As with salary, although market data and benchmarking analyses are periodically reviewed, potential bonuses are not based solely upon formulas or other specific criteria and the committee maintains discretion to adjust the amount of annual incentive compensation paid to the named executive officers. Annual bonuses are a “variable” component of our executives’ compensation and can fluctuate greatly from year to year.

Although our executive officers have target bonus amounts for purposes of estimating bonuses throughout the year, these targets were only a starting point for determining the 2006 bonus payments reflected in the “Summary Compensation Table” herein. Other critical factors considered by the compensation committee included the company’s overall performance relative to its 2006 goals and the executive’s departmental and personal performance. However, the company’s overall financial performance was the primary driver in funding the company’s bonus pool and the individual executive’s satisfaction of his departmental and personal goals underlying the high level corporate goals was the critical factor in determining the executive’s individual bonus. Despite the company’s 2006 overall financial performance, the compensation committee did not increase Mr. Farha’s annual bonus from prior years primarily because of Mr. Farha’s request that his compensation be more heavily weighted toward equity awards.

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Equity awards: The committee believes that equity awards to its executive officers are a highly motivational method of encouraging and rewarding individual performance while at the same time aligning such executive’s interests with those of our shareholders. The company uses equity awards both as a component of the compensation for the prior year’s performance, as well as a periodic incentive and retention tool. When making equity awards, our practice is to determine the dollar amount of equity compensation that we want to provide and then grant a number of shares of restricted stock or a number of stock options that, in the case of restricted stock, have an intrinsic value, or in the case of options have a fair value, equal to that amount on the date of grant. Our general philosophy is to provide a dollar amount of equity compensation equal to or in excess of the seventy-fifth percentile of the market as described under “Compensation Consultants and Benchmarking” above. We issue both restricted stock and non-qualified stock options. We find that the combination of restricted stock and stock options strikes the appropriate balance between aligning our executives’ interests with those of our shareholders and providing meaningful retention compensation. For the past two years, the compensation committee has awarded Mr. Farha only stock options so that he realizes value only when our stock price increases from the date of the award onward. The committee believes that this appropriately motivates Mr. Farha to drive the company’s performance and is in the best interests of our shareholders.

The dollar amount of the equity awards made in March 2006 and March 2007 were determined based on the executive’s performance and contribution to the company’s success during 2005 and 2006, respectively. The equity awards made in July 2006 were designed to reward the executives for the company’s overall performance during the first half of 2006 and as a means of incenting and retaining the executives. Specific amounts for each executive were also determined after considering the total value and future vesting schedules of each executive’s existing equity awards. The details regarding the equity awards approved by our compensation committee during 2006 are set forth in the table entitled “Grants of Plan-Based Awards” herein. During the compensation committee’s March 2007 meeting, in addition to setting 2007 base salaries and approving 2006 cash bonuses, the committee approved the following equity awards for our named executive officers:

Name	Award	Exercise Price	Vesting
Todd Farha	200,000 stock options	$85.53	25% on each anniversary date
Paul Behrens	7,308 shares of restricted stock	-	20% on each anniversary date
	13,004 stock options	$85.53	100% on date of grant
	16,352 stock options	$85.53	25% on each anniversary date
Thaddeus Bereday	2,339 shares of restricted stock	-	20% on each anniversary date
	4,161 stock options	$85.53	100% on date of grant
	5,233 stock options	$85.53	25% on each anniversary date
Imtiaz Sattaur	4,385 shares of restricted stock	-	20% on each anniversary date
	7,802 stock options	$85.53	100% on date of grant
	9,811 stock options	$85.53	25% on each anniversary date

Because our compensation strategy is weighted toward variable, at-risk compensation, particularly equity compensation, and several of our executives already own sufficiently large amounts of our common stock, we do not believe that it is appropriate at this time to have a formal requirement for share ownership by any group of employees. In order to allow our executives to achieve liquidity for purposes of financial diversification with respect to their equity ownership in a prudent and managed fashion, the committee has approved the use by the executives, including the chief executive officer, of trading plans that comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act. These plans are approved in advance by our general counsel or, in the case of the general counsel, by the chief executive officer.

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Perquisites. In general, our executives receive very few perquisites. Mr. Farha receives a monthly allowance of $4,000 to maintain an apartment in New York and each of Messrs. Farha, Behrens and Bereday receive an annual amount of $5,000, $3,000 and $3,000, respectively, to be applied toward additional life and disability insurance policies. Because we believe that our executives should receive the total amount of their benefit, we gross up the payments to cover any income taxes attributed to these payments.

Tax and Accounting Implications

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Tax deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), prohibits a deduction to any publicly held corporation for compensation to a “covered employee” in excess of $1 million per year. A covered employee generally is any employee who has ever appeared in the summary compensation table who is also employed by the company on the last day of the company’s calendar year. While we endeavor to structure our compensation programs to maximize the deductibility of compensation, the adverse tax consequences of paying compensation in excess of the Section 162(m) limits are not so significant so as to be a factor in establishing our compensation programs or in setting compensation levels.

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Nonqualified deferred compensation. In October 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements under IRC Section 409A. Although we do not have formal nonqualified deferred compensation plans, we believe we are operating in good faith compliance with these new rules.

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Accounting for stock-based compensation. Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options, performance shares and restricted stock awards, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). The compensation committee and the chief executive officer take into consideration the accounting treatment under SFAS 123R of alternative award proposals when determining the form and amount of equity compensation awards. Because our determinations regarding equity awards are generally based on a dollar value, SFAS 123R has impacted the size and terms of our equity awards.

Equity Award Process

As described above, we grant awards of our common stock and/or options to purchase shares of our common stock to our directors and associates, including our named executive officers. We maintain an equity award process to ensure that the authorization, timing and pricing of all equity awards are processed, recorded, disclosed and accounted for in full compliance with all applicable laws and regulations, including the IRC and accounting principles generally accepted in the United States.

Pursuant to this process, the board or the compensation committee may grant equity awards as the board or compensation committee may determine in its sole discretion. In addition, the compensation committee has delegated authority to the chief executive officer to grant restricted stock and/or stock options to such individuals as he may determine. However, this delegated authority does not give the chief executive officer authority to make equity awards to members of the board of directors, the chief executive officer himself, any senior vice president or any person that constitutes an “officer” for purposes of Section 16 of the Exchange Act. The chief executive officer’s delegated authority is further limited to awards of no more than 50,000 shares to any individual or 1,000,000 shares in the aggregate per calendar year.

For equity awards issued to existing associates, the awards are effective and, in the case of options, the exercise price is set, as of the date of the approval. For equity awards issued to newly-hired or promoted associates, including officers, the awards are effective and, in the case of options, the exercise price is set, as of the associate’s first date of employment or the effective date of promotion, as the case may be. For equity awards to new board members, the awards are effective and, in the case of options, the exercise price is set, as of the first date of service as a board member. In 2006, the compensation committee also developed a policy whereby annual equity awards to incumbent board members will be effective, and in the case of stock options, the exercise price will be set, as of the date of our annual shareholders meeting. Approvals for all equity awards are obtained in advance of or on the date of grant. The exercise price for all stock option awards is the officially-quoted closing selling price of our common stock on the NYSE on the date of grant (or the officially-quoted closing selling price of our common stock on the next trading day if the NYSE is closed on the date in question).

Since our initial public offering in 2004, we have generally made equity awards to existing associates twice each year: once in connection with our March annual review process, with these awards generally being a reward for the prior year’s performance; and again in July, with these awards generally being awarded as an incentive and retention tool and as a reward for the associates’ performance during the first half of the year. However, both the March and July awards are discretionary and may not be repeated in the future. Because we hold our board and committee meetings shortly before we announce our quarterly and annual financial results, there are times when equity awards for our executive officers are approved and, according to our process, are effective, shortly before we announce earnings.

Summary Compensation Table

The following summary compensation table sets forth the 2006 cash compensation and certain other components of the compensation earned or paid to Todd Farha, our chairman, president and chief executive officer, Paul Behrens, our senior vice president and chief financial officer, and the three most highly compensated executive officers who were serving as such at the end of 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Todd Farha Chairman, President and Chief Executive Officer	2006	400,000	400,000	2,758,269	1,635,495	77,061	5,270,825
Paul Behrens Senior Vice President and Chief Financial Officer	2006	282,269	200,000	361,232	136,597	4,079	984,177
Thaddeus Bereday Senior Vice President and General Counsel	2006	256,462	150,000	50,954	129,339	9,745	596,500
Ace Hodgin Senior Vice President and Chief Medical Officer(5)	2006	271,346	-	98,146	1,440,832	4,100	1,814,424
Imtiaz Sattaur President, Florida(6)	2006	282,269	200,000	123,714	460,635	3,000	1,069,618

(1)	Represents total salary earned by these named executive officers and includes amounts of compensation contributed by these named executive officers to our 401(k) savings plan.
(2)	Bonus amounts represent payments earned for service rendered in 2006 although paid in 2007.
(3)
The amounts included in the “Stock Awards” and “Option Awards” columns are the amounts of compensation cost recognized by us in fiscal 2006 related to stock awards and stock option awards, respectively, in fiscal 2006 and prior years, in accordance with SFAS 123R. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the executives. For a discussion of valuation assumptions and methodologies, see Note 2 to our 2006 consolidated financial statements included in our annual report of Form 10-K for the year-ended December 31, 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)
The amounts included in the “All Other Compensation” column include: (i) matching contributions to the 401(k) plan for each of Messrs. Farha, Bereday and Sattaur in the amount of $3,000 and for Dr. Hodgin in the amount of $4,100; (ii) a housing allowance in the amount of $48,000, $5,000 toward certain life and disability insurance policies and tax gross-ups totaling $21,061 on the foregoing for Mr. Farha; (iii) payments toward a disability insurance policy in the amount of $3,000 and a tax gross-up in the amount of $1,079 for Mr. Behrens; and (iv) payments toward a disability insurance policy in the amount of $4,961 and tax gross-ups in the amount of $1,784 for Mr. Bereday.

(5)	Dr. Hodgin ceased employment with us effective December 31, 2006.
(6)	Mr. Sattaur ceased employment with us effective April 6, 2007.

Grants of Plan-Based Awards

The following table sets forth certain information regarding each grant of an award made to a named executive officer in 2006 under any plan. All plan-based awards made during 2006 were equity awards under our 2004 Equity Incentive Plan (the “2004 Equity Plan”) and, other than continued service through the applicable vesting dates, are not subject to performance goals. The grant date for all of the below-listed awards was the date the compensation committee approved the awards.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(4) (#)	All Other Option Awards: Number of Securities Underlying Options(2)(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Todd Farha	3/13/06	-	100,000	41.74	1,633,700
Paul Behrens	3/13/06	9,584	-	-	400,036
	7/27/06	-	20,141	50.16	391,830
Thaddeus Bereday	3/13/06	4,792	-	-	200,018
	7/27/06	-	12,588	50.16	244,887
Ace Hodgin	3/13/06	11,979	-	-	500,003
	7/27/06	-	12,588	50.16	244,887
Imtiaz Sattaur	3/13/06	11,979	-	-	500,003
	7/27/06	-	15,106	50.16	293,878

(1)	This column shows the number of shares of restricted stock awarded to our named executive officers in 2006. These awards vest as to 20% on each one-year anniversary of the date of grant.
(2)
This column shows the number of stock options granted to our named executive officers in 2006. The March 13, 2006 grant of stock options to Mr. Farha vests as to 20% on each one-year anniversary of the date of grant and expires on the seventh anniversary of the date of grant. The July 27, 2006 grants of stock options to Messrs. Behrens, Bereday and Sattuar and Dr. Hodgin vested as to 20% on December 31, 2006 and vest as to 16% on each one-year anniversary of the date of grant and expire on the seventh anniversary of the date of grant.

(3)	This column shows the exercise price for the stock options granted, which was the closing price of our stock on the date of grant.
(4)	Acceleration of vesting of awards made under the 2004 Equity Plan is described in more detail below under “Potential Payments to Named Executive Officers upon Termination or Change in Control.”
(5)
This column shows the full grant date fair value of stock options and restricted stock calculated in accordance with SFAS 123R granted to our named executive officers in 2006. These amounts reflect the accounting expense that we will recognize over the vesting term for these awards and do not correspond to the actual value that will be recognized by the executives. For a discussion of valuation assumptions and methodologies, see Note 2 to our 2006 consolidated financial statements included in our annual report of Form 10-K for the year-ended December 31, 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Employment Agreements with Named Executive Officers

Todd Farha serves as our chairman, president and chief executive officer pursuant to an amended and restated employment agreement, dated June 6, 2005. The agreement has an initial term of five years and will automatically renew for successive one-year periods thereafter unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Farha is entitled to an annual salary of $400,000, subject to annual review and potential increase by our board of directors. In addition, Mr. Farha is eligible to receive an annual cash bonus, based upon the satisfaction of performance criteria to be established annually by our compensation committee. The agreement also provides for a monthly allowance of $4,000 for Mr. Farha to maintain an apartment in New York and an annual amount of $5,000 to be applied toward additional life and disability insurance (the “executive insurance”). Mr. Farha has agreed to maintain the confidentiality of our proprietary information and not to compete with us during the term of his employment and for one year thereafter. He has also agreed to a non-solicitation provision for a period of one year following his date of termination. The benefits to be provided to Mr. Farha in the event of termination of employment are described below under “Potential Payments to Named Executive Officers Upon Termination or Change in Control.”

Paul Behrens serves as our senior vice president and chief financial officer and Thaddeus Bereday serves as our senior vice president and general counsel pursuant to employment agreements with us, dated as of September 15, 2003 and November 18, 2002, respectively. Each agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended. Under the agreements, Mr. Behrens is entitled to an annual salary of $275,000 and Mr. Bereday is entitled to an annual salary of $250,000, in each case subject to annual review and potential increase by our board of directors. Their current base salaries are described under “Compensation Discussion and Analysis - Components of Compensation” herein. In addition, each is eligible to receive an annual potential bonus, payable in the form of cash or equity, based upon the satisfaction of performance criteria to be established annually by our compensation committee. The agreements also provide for an annual amount of $3,000 to be applied toward additional executive insurance. These executives’ employment agreements each contain provisions requiring the executives to maintain the confidentiality of our proprietary information, that they refrain from soliciting our employees for a period of one year following their termination of employment, and that they not compete with us during the term of their employment and for one year thereafter.

Pursuant to an offer letter to Imtiaz Sattaur, dated December 5, 2003, Mr. Sattaur agreed to serve as our senior vice president, national Medicare programs with an initial annual base salary of $250,000 and a bonus award potential of up to 50% of his base salary. Mr. Sattaur also entered into our standard confidentiality, non-competition, non-solicitation and non-disparagement agreements. In April 2004, Mr. Sattaur was promoted to president, Florida. Mr. Sattaur ceased employment with us effective April 6, 2007.

Pursuant to an offer letter to Ace Hodgin, M.D., dated June 15, 2004, Dr. Hodgin agreed to serve as our senior vice president and chief medical officer with an initial annual base salary of $235,000 and a bonus award potential of up to 40% of his base salary. Dr. Hodgin also entered into our standard confidentiality, non-competition, non-solicitation and non-disparagement agreements. Dr. Hodgin ceased employment with us effective December 31, 2006.

We have entered into indemnification agreements with each of Messrs. Farha, Behrens and Bereday in addition to the indemnification that is provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for the indemnification for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these officers in any action or proceeding arising out of their service as an officer of the company, any of our subsidiaries or any other entity to which the officer provides services at our request.

The benefits to be provided to our named executive officers in the event of termination of employment, or, in the case of Dr. Hodgin upon actual termination of employment, are described below under “Potential Payments to Named Executive Officers Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
Todd Farha	57,598	23,717(1)	8.33	2/6/14	12,000(2)	826,800	240,279(3)	16,555,223
	-	220,000(4)	34.95	6/6/15	220,000(5)	15,158,000	-	-
	-	100,000(6)	41.74	3/13/13	-	-	-	-
Paul Behrens	5,760	2,371(1)	8.33	2/6/14	85,983(7)	5,924,229	-	-
	1,620	6,480(8)	36.45	7/27/12	1,800(2)	124,020	-	-
	4,028	16,113(9)	50.16	7/27/13	9,584(6)	660,338	-	-
Thaddeus Bereday	11,519	4,744(1)	8.33	2/6/14	1,800(2)	124,020	-	-
	6,250	3,750(10)	17.00	6/30/14	4,792(6)	330,169	-	-
	1,620	6,480(8)	36.45	7/27/12	-	-	-	-
	2,518	10,070(9)	50.16	7/27/13	-	-	-	-
Ace Hodgin	1,667	33,334(11)	19.10	8/5/14	1,800(2)	124,020	-	-
	-	31,120(8)	36.45	7/27/12	11,979(6)	825,353	-	-
	2,518	10,070(9)	50.16	7/27/13	-	-	-	-
Imtiaz Sattaur	71,150	26,428(12)	8.33	2/6/14	4,380(2)	301,782	-	-
	12,500	7,500(10)	17.00	6/30/14	11,979(6)	825,353	-	-
	10,416	9,584(13)	23.50	11/3/14	-	-	-	-
	7,780	31,120(8	36.45	7/27/12	-	-	-	-
	3,021	12,085(9)	50.16	7/27/13	-	-	-	-

(1)	Award vests as to 25% on February 6, 2005 and as to 2.083% upon the end of each full calendar month thereafter.
(2)	Award vests as to 20% on March 15, 2005, 20% on March 15, 2006, 20% on March 15, 2007, 20% on March 15, 2008 and 20% on March 15, 2009.
(3)
Award vests on June 6, 2008 and June 6, 2010 based upon the achievement of compounded annual percentage increases in diluted net income per share (“EPS”) over three-year and five-year periods. 50% of the shares will be available for issuance on June 6, 2008 based on the achievement of cumulative EPS goals for the three-year period measured from January 1, 2005 through December 31, 2007. Any portion of the 50% not issued on June 6, 2008 will be available for issuance on June 6, 2010 (together with the remaining 50%) based on achievement of the cumulative EPS goals for the five-year period measured from January 1, 2005 through December 31, 2010. The target number of shares to be issued in the aggregate is 130,000 with the actual number of shares to be issued being between zero and 240,279.

(4)	Award vests as to 50% on June 6, 2007, 25% on June 6, 2008 and 25% on June 6, 2009.
(5)	Award vests as to 25% on June 6, 2007, 25% on June 6, 2008, 25% on June 6, 2009 and 25% on June 6, 2010.
(6)	Award vests as to 20% on March 13, 2007, 20% on March 13, 2008, 20% on March 13, 2009, 20% on March 13, 2010 and 20% on March 13, 2011.
(7)	Award vests as to 25% on September 15, 2004 and as to 2.083% upon the end of each full calendar month thereafter.
(8)	Award vests as to 20% on July 27, 2006, 20% on July 27, 2007, 20% on July 27, 2008, 20% on July 27, 2009 and 20% on July 27, 2010.
(9)	Award vests as to 20% on December 31, 2006, 16% on July 27, 2007, 16% on July 27, 2008, 16% on July 27, 2009, 16% on July 27, 2010 and 16% on July 27, 2011.
(10)	Award vests as to 25% on June 30, 2005 and as to 2.083% upon the end of each full calendar month thereafter.
(11)	Award vests as to 25% on August 5, 2005 and as to 2.083% upon the end of each full calendar month thereafter.
(12)	Award vests as to 25% on January 6, 2005 and as to 2.083% upon the end of each full calendar month thereafter.
(13)	Award vests as to 25% on November 3, 2005 and as to 2.083% upon the end of each full calendar month thereafter.
(14)	Value based on $68.90 per share that was the closing price of our common stock on the NYSE on December 29, 2006, the last business day of 2006.

Option Exercises and Stock Vested

The table below sets forth the number of stock options exercised and the aggregate dollar value realized upon exercise of the stock options or upon the vesting of restricted stock for the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Todd Farha	-	-	4,000	169,960
Paul Behrens	-	-	115,243	5,943,838
Thaddeus Bereday	-	-	75,668	3,783,010
Ace Hodgin	27,779	1,011,639	600	25,494
Imtiaz Sattaur	-	-	1,460	62,035

(1)	The value realized is calculated by multiplying the number of shares by the difference between the market price of our common stock at time of exercise and the exercise price of the stock option.
(2)	The value realized is calculated by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain a pension or nonqualified deferred compensation plan.

Potential Payments to Named Executive Officers upon Termination or Change in Control

Messrs. Farha, Bereday and Behrens all serve as executive officers pursuant to employment agreements with us which have been filed with the SEC. Mr. Sattaur and Dr. Hodgin served as executive officers pursuant to offer letters which have also been filed with the SEC. The descriptions of these employment agreements and offer letters below use certain terms, such as “change in control,” “termination for good reason” and “termination for cause” which are defined in the actual documents. Below are summaries of the definitions of these terms, although these descriptions are qualified by reference to the actual documents.

•
A “change in control” generally occurs upon: (i) any “person,” as defined in the Exchange Act, acquiring more than 50% of our voting shares; (ii) a majority of our directors being replaced in certain circumstances during a two-year period; or (iii) the consummation of certain mergers or a liquidation or sale of our assets.

•
A  “termination for good reason” generally means that the executive terminated as the result of: (i) a material diminution in duties and responsibilities; (ii) any material failure by us to make any payment of compensation or benefits; or (iii) permanent relocation by more than 50 miles.

•
A “termination for cause” generally means that we terminate the executive as the result of the executive: (i) being convicted of a felony or other serious crime; (ii) engaging in deliberate or reckless conduct that causes a demonstrable or serious injury to the company; (iii) willfully refusing to perform or recklessly disregarding his duties; or (iv) breaching his duty of loyalty to the company or any other act of fraud or dishonesty with respect to the company.

For purposes of quantifying any payments to be made to these officers in the event of termination of employment, it is assumed that the hypothetical termination event occurred on December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s termination. Notwithstanding the foregoing, Dr. Hodgin’s actual termination of employment occurred on December 31, 2006 and the description of his termination payments are the actual payments that he received upon termination of employment. For purposes of valuing the acceleration of vesting of equity awards, option values are equal to the number of options times the difference between the exercise price of the particular option and $68.90 and restricted stock award values are equal to the number of restricted shares multiplied by $68.90. $68.90 was the closing price of our common stock on the NYSE on December 29, 2006 which was the last business day of 2006. With the exception of the value of stock option awards, the post-termination payments described below are not contingent upon the executives’ compliance with their non-competition, non-solicitation, non-disparagement and confidentiality obligations, although we have the ability to enforce these provisions through any remedies available at law or in equity.

The triggering event for acceleration of vesting of equity awards upon termination or a change in control depends on the plan or particular agreement under which the awards were granted. Below are summaries of the triggering events under the agreements which are applicable to our named executive officers.

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2002 Executive Plan: Mr. Behrens is the only named executive officer with unvested equity awards under the 2002 Senior Executive Equity Plan (the “2002 Executive Plan”). Under the 2002 Executive Plan, Mr. Behrens entered into a subscription agreement pursuant to which all of his unvested shares of restricted stock shall vest at any time following a change in control in the event: (i) he is terminated without cause; (ii) he terminates employment for good reason; or (iii) of his death, disability or retirement.

•	2002 Option Plan: Under the 2002 Employee Stock Option Plan (the “2002 Option Plan”), unvested options outstanding at the time of a change in control will expire and be forfeited.

•
2004 Equity Plan: Under the 2004 Equity Plan, unvested awards of restricted stock will vest: (i) in the event of the awardee’s death, disability or retirement; or (ii) if there is a change in control and the awardee’s employment is terminated within one year of the change in control by the company without cause or by the awardee for good reason. Unvested awards of stock options will vest if there is a change in control and the awardee’s employment is terminated within one year of the change in control: (i) by the company without cause; (ii) by the awardee for good reason; or (ii) by reason of the awardee’s death, disability or retirement.

•
 Farha Award Agreements: In conjunction with the renegotiation of Mr. Farha’s employment agreement in June 2005, he was awarded stock options to acquire 220,000 shares of our common stock, 220,000 shares of restricted stock and up to 240,279 performance shares.

o
Stock Options. The vesting of Mr. Farha’s June 2005 option award will accelerate in full, and remain exercisable for one year thereafter, in the event of the termination of (a) Mr. Farha’s employment with us as a result of his death, disability or retirement, or (b) Mr. Farha’s employment with us (or successor thereto) by Mr. Farha for good reason or by us (or successor thereto) without cause within two years after a change in control. Absent a change in control, in the event of the termination of Mr. Farha’s employment or service with us by Mr. Farha for good reason or by us without cause, the vesting of Mr. Farha’s option grant will accelerate on a pro rata basis based on the number of months elapsed from the grant date, as compared to the 48-month term, and will remain exercisable for one year thereafter.

o
Restricted Stock. The vesting of Mr. Farha’s June 2005 restricted stock award will accelerate in full in the event of the termination of (a) Mr. Farha’s employment with us as a result of his death, disability or retirement, or (b) Mr. Farha’s employment or service with us (or successor thereto) by Mr. Farha for good reason or by us (or successor thereto) without cause, within two years after a change in control. Absent a change in control, in the event of the termination of Mr. Farha’s employment with us by Mr. Farha for good reason or by us without cause, the vesting of Mr. Farha’s restricted stock award will accelerate on a pro rata basis based on the number of months elapsed from the grant date, as compared to the 60-month term.

o
Performance Shares. The vesting of Mr. Farha’s performance awards will accelerate in full at the target level in the event of (a) the termination of Mr. Farha’s employment with us as a result of his death, disability or retirement, or (b) a change in control. Absent a change in control, in the event of the termination of Mr. Farha’s employment with us by Mr. Farha for good reason or by us without cause, the vesting of Mr. Farha’s performance award will accelerate on a pro rata basis at the target level based on the number of months elapsed from the grant date as compared to the 60-month term or, if termination occurs after the first vesting date, as compared to the remaining 24-month term.

In calculating the amounts estimated to be paid to Mr. Farha upon a change in control pursuant to Section 4999 of the IRC, it was assumed that: (i) the change in control and Mr. Farha’s termination occurred on December 31, 2006; (ii) all equity awarded under the 2004 Equity Plan vested and was sold on December 31, 2006; (iii) all unvested awards under the 2002 Option Plan were forfeited on December 31, 2006; (iv) Mr. Farha’s 2006 base salary rate was used to calculate his salary and bonus severance payments; and (v) the Social Security Wage Base was reached prior to his termination date. In addition, the following tax rates were assumed to apply: excise tax rate of 20%; Medicare tax rate of 1.45%; applicable state tax rate of 0% in Florida; and a Federal tax rate of 35%.

Below are descriptions of the circumstances under which each of our named executive officers would be entitled to payments upon the occurrence of a change in control or termination of employment as of December 31, 2006 and a quantification of such payments under the terms of the applicable agreements between us and each of our named executive officers. All of these descriptions and the quantification of payments are subject to the assumptions described above and the descriptions are qualified by reference to the applicable agreements between us and each of our named executive officers.

Todd Farha, Chairman, President and Chief Executive Officer

Todd Farha serves as our chairman, president and chief executive officer pursuant to an amended and restated employment agreement, dated June 6, 2005, which is described above under “Employment Agreements with Named Executive Officers.”

Termination without cause or for good reason

If Mr. Farha’s employment is terminated by us without cause or by Mr. Farha for good reason, then Mr. Farha would be entitled to continue to receive his base salary for one year, equal to $400,000. He would also be entitled to receive an amount equal to his target bonus for the year in which the termination occurs, payable one year after the date of termination, which is equal to $400,000. Further, he would be entitled to continuation of benefits for 12 months following termination, which is equal to approximately $10,988, and to the value of any unused, accrued vacation time equal to approximately $7,692. Further, certain of Mr. Farha’s unvested equity awards would vest and become immediately exercisable which would result in a value of $10,035,375.

Change in control

If Mr. Farha’s employment is terminated by us without cause or by Mr. Farha for good reason following a change in control, then he would be entitled to continue to receive his base salary for 24 months, equal to $800,000. He would also be entitled to receive an amount equal to his target bonus for the year in which the termination occurs, payable one year after the date of termination, which is equal to $400,000. Further, he would be entitled to continuation of benefits for 12 months following termination, which is equal to approximately $10,988, and to the value of any unused, accrued vacation time equal to approximately $7,692. In the event Mr. Farha’s employment is terminated following a change in control by us without cause, by Mr. Farha for good reason or upon death, disability or retirement, certain of Mr. Farha’s unvested equity awards would vest which would have a value of $35,126,800. We would also be obligated to make additional payments to Mr. Farha if he were to incur any excise taxes pursuant to Section 4999 of the IRC on account of the benefits and payments provided under the agreement or otherwise. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, Mr. Farha would be able to retain from such additional payments an amount equal to the excise taxes that are imposed. This additional payment would equal approximately $7,826,023.

Upon the occurrence of a change in control irrespective of whether Mr. Farha’s employment is terminated, his performance shares would vest as described above which would have a value of $8,957,000. We would also be obligated to make additional payments to Mr. Farha if he were to incur any excise taxes pursuant to Section 4999 of the IRC on account of the benefits and payments provided under the agreement or otherwise. The additional payments would be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, Mr. Farha would be able to retain from such additional payments an amount equal to the excise taxes that are imposed. This additional payment would equal approximately $3,703,697.

Termination upon death, disability or retirement

If Mr. Farha’s employment is terminated as the result of death or disability, then Mr. Farha, or his estate, as the case may be, would be entitled to continue to receive his base salary for three months, equal to $100,000. Upon Mr. Farha becoming disabled, he would also be entitled to continuation of benefits for three months following termination, which is equal to approximately $2,864, and to the value of any unused, accrued vacation time equal to approximately $7,692. In the event of Mr. Farha’s death, under the executive insurance policies Mr. Farha’s estate would receive a death benefit in the amount of $250,000 that is attributable to the portion of the premium that we pay. In the event of disability, under the executive insurance policies, Mr. Farha would receive a disability benefit of $15,000 per month for up to five years, for a potential total of up to $900,000. These disability and life insurance benefits would not be paid by us, but would be paid by a third party insurer. Further, in the event Mr. Farha’s employment is terminated as the result of death, disability or retirement, certain of his unvested equity awards would vest which would have a value of approximately $32,410,800.

Termination for cause or voluntarily

If Mr. Farha’s employment is terminated by us for cause or voluntarily by him, then Mr. Farha would only be entitled to the value of any unused, accrued vacation time equal to approximately $7,692.

Paul Behrens, Senior Vice President and Chief Financial Officer

Paul Behrens serves as our senior vice president and chief financial officer pursuant to an employment agreement with us which is described above under “Employment Agreements with Named Executive Officers.”

Termination without cause or for good reason

If Mr. Behrens’ employment is terminated by us without cause or by him for good reason, he would be entitled to continue to receive his base salary for 12 months following the date of termination, equal to $275,000. He would also be entitled to continuation of benefits for 12 months following termination, which is equal to approximately $16,731, and to the value of any unused, accrued vacation time equal to approximately $5,642.

Termination following a change in control

If Mr. Behrens’ employment is terminated by us without cause or by him for good reason following a change in control, he would be entitled to continue to receive his base salary for 12 months following the date of termination, equal to $275,000. In addition, if Mr. Behrens’ employment is terminated following a change in control by us without cause, by him for good reason or by reason of death, disability or retirement, certain of Mr. Behrens’ unvested equity awards would vest which would have a value of $7,220,820. He would also be entitled to continuation of benefits for 12 months following termination, which is equal to approximately $16,731 and the value of any unused, accrued vacation time equal to approximately $5,642.

Termination upon death, disability or retirement

If Mr. Behrens’ employment is terminated as the result of death or disability, then Mr. Behrens, or his estate, as the case may be, would be entitled to continue to receive his base salary for six months, equal to approximately $141,250. Under such circumstance, he, or his estate, as the case may be, would also be entitled to continuation of benefits for six months following termination, which is equal to approximately $8,366, and to the value of any unused, accrued vacation time equal to approximately $5,642. In the event of disability, under his executive insurance policy, Mr. Behrens would receive a disability benefit attributable to the portion of the premium that we pay equal to $6,383 per month up until he reaches age 65, for a potential total of up to $1,531,920. This disability benefit would not be paid by us, but would be paid by a third party insurer. Further, if Mr. Behrens’ employment is terminated as the result of death, disability or retirement, certain of his unvested equity awards would vest which would have a value of approximately $784,358.

Termination for cause or voluntarily

If Mr. Behrens’ employment is terminated by us for cause or voluntarily by him, then Mr. Behrens would only be entitled to any unused, accrued vacation time equal to approximately $5,642.

Thaddeus Bereday, Senior Vice President and General Counsel

Thaddeus Bereday serves as our senior vice president and general counsel pursuant to an employment agreement with us which is described above under “Employment Agreements with Named Executive Officers.”

Termination without cause or for good reason

If Mr. Bereday’s employment is terminated by us without cause or by him for good reason, he would be entitled to continue to receive his base salary for 12 months following the date of termination, equal to $250,000. He would also be entitled to continuation of benefits for 12 months following termination, which is equal to approximately $16,550, and to the value of any unused, accrued vacation time equal to approximately $4,962.

Termination following a change in control

If Mr. Bereday’s employment is terminated by us without cause or by him for good reason, he would be entitled to continue to receive his base salary for 12 months following the date of termination, equal to $250,000. In addition, if Mr. Bereday’s employment is terminated following a change in control by us without cause, by him for good reason or by reason of death, disability or retirement, certain of Mr. Bereday’s unvested equity awards would vest which would have a value of $853,177. He would also be entitled to continuation of benefits for 12 months following termination, which is equal to approximately $16,550, and to the value of any unused, accrued vacation time equal to approximately $4,962.

Termination upon death, disability or retirement

If Mr. Bereday’s employment is terminated as the result of death or him becoming disabled, then Mr. Bereday, or his estate, as the case may be, would be entitled to continue to receive his base salary for six months, equal to approximately $128,250. Under such circumstance, he, or his estate, as the case may be, would also be entitled to continuation of benefits for six months following termination, which is equal to approximately $8,275, and to any unused, accrued vacation time equal to approximately $4,962. In the event of disability, under the executive insurance policies, Mr. Bereday would receive a disability benefit equal to $9,750 per month up until he reaches age 65, for a potential total of up to $2,691,000. This disability benefit would not be paid by us, but would be paid by a third party insurer. Further, in the event Mr. Bereday’s employment is terminated as the result of death, disability or retirement, certain of his unvested equity awards would vest which would have a value of approximately $454,189.

Termination for cause or voluntarily

If Mr. Bereday’s employment is terminated by us for cause or voluntarily by him, then Mr. Bereday would only be entitled to the value of any unused, accrued vacation time equal to approximately $4,962.

Imtiaz Sattaur, President, Florida

Mr. Sattaur served as our president, Florida pursuant to an offer letter, dated December 5, 2003, which is described above under “Employment Agreements with Named Executive Officers.” Notwithstanding his termination of employment with us on April 6, 2007, in the event Mr. Sattaur’s employment would have terminated following a change in control by us without cause, by him for good reason or upon death, disability or retirement, certain of Mr. Sattaur’s unvested equity awards would have vested which would have had a value of $4,399,310. If Mr. Sattaur’s employment were terminated as the result of death, disability or retirement, certain of his unvested equity awards would have vested which would have had a value of approximately $1,127,135.

Ace Hodgin, M.D., Senior Vice President and Chief Medical Officer

Dr. Hodgin terminated his employment with us effective December 31, 2006. Pursuant to our separation agreement with him, Dr. Hodgin received a lump sum separation payment in the amount of $10,000, released and waived all claims against us, and agreed to remain subject to confidentiality and non-disparagement provisions and one year non-competition and non-solicitation provisions. We will have the right to seek repayment of the separation payment in the event Dr. Hodgin violates any of the provisions of the separation agreement. On the date of his termination, unvested equity awards lapsed and were forfeited in accordance with the terms of the awards.

Directors’ Compensation

Through June 2006, we paid each non-employee member of our board an annual director’s fee of $25,000 for attending board and committee meetings. In July 2006, the compensation committee, with the advice of Watson Wyatt, our outside compensation consultant, re-evaluated the fees paid to board members. As the result of this re-evaluation, commencing July 2006, all board members are paid an annual director’s fee of $27,500 with the non-chair members of the audit committee receiving an additional $2,500 and the audit committee chair receiving an additional $5,000. All board fees are paid on a quarterly basis. Until April 2007, Mr. Moszkowski’s employer imposed certain restrictions on his ability to receive compensation from us. Accordingly, prior to April 2007, Mr. Moszkowski did not receive an annual retainer nor was he paid for his attendance at board or committee meetings. However, commencing April 2007, these restrictions were no longer in effect and Mr. Moszkowski began participating in the standard director compensation programs described herein. Mr. Farha does not receive any additional compensation for his service as a member of the board. For information regarding Mr. Farha’s compensation as a named executive officer, see “Executive Compensation and Related Information.”

In June 2006, the compensation committee also approved an award of 5,000 stock options to each non-employee member of the board of directors, with the exception of the chairperson of the audit committee, Dr. Herzlinger, who was awarded 6,500 stock options. These stock options were awarded on June 7, 2006 and were immediately vested. Mr. Moszkowski was not awarded any stock options. The compensation committee also awarded Dr. Andrew Agwunobi, a newly elected director, an initial grant of 12,500 stock options, which were immediately vested and expired after seven years, and 2,000 shares of restricted stock which vested over two years. All of these stock options have an exercise price of $47.40 per share, which was the closing price of our stock on June 7, 2006. Upon Dr. Agwunobi’s resignation from the board in December 2006, the compensation committee accelerated the vesting of his unvested restricted stock. Similarly, the compensation committee has approved the acceleration of vesting of 9,376 of Ms. Swift’s unvested stock options upon the expiration of her term on the date of the 2007 annual shareholders meeting.

In consideration of Mr. Moszkowski’s continued service on the board and the termination of the prior restrictions on his ability to receive compensation from us, in April 2007, the compensation committee awarded Mr. Moszkowski 2,728 shares of restricted stock which vest over a two-year period and 10,495 stock options which were immediately vested as of the date of grant. In anticipation of Senator Graham’s appointment to our board, the compensation committee approved an award to him of $250,000 worth of shares of restricted stock that vest over a two-year period and $250,000 worth of stock options that are fully vested on the date of grant. Due to the timing of Senator Graham’s appointment to the board and this proxy statement, the actual number of restricted shares and stock options to be awarded to Senator Graham cannot be determined at this time.

All of our directors’ unvested stock options were issued under our 2004 Equity Plan, except for a portion of Mr. Michalik’s stock options. The circumstances under which the vesting of equity awards under the 2004 Equity Plan will accelerate are described above under “Potential Payments to Named Executive Officers upon Termination or Change in Control.”

We also pay all reasonable expenses incurred by directors for attending meetings, pay for certain director continuing education programs and related expenses and maintain directors and officers liability insurance. We do not provide a retirement plan or other perquisites for our directors. We have entered into indemnification agreements with each of our directors in addition to the indemnification that is provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for the indemnification for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by the directors in any action or proceeding arising out of their service as a director for us, any of our subsidiaries or any other entity to which the director provides services at our request.

As discussed above under “Compensation Discussion and Analysis - Equity Award Process,” in July 2006, the compensation committee of the board determined that all annual equity awards to board members will be issued effective as of the date of the annual meeting of shareholders. Notwithstanding the foregoing, our directors do not receive regular awards of stock options under a plan or otherwise. We may, in our discretion, grant additional stock options and other equity awards to our directors from time to time.

The table below sets forth the compensation paid to each non-employee member of our board of directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Andrew Agwunobi, M.D.(1)	13,750	137,220	200,745	-	351,715
Regina Herzlinger	28,750	24,749	122,058	-	175,557
Kevin Hickey	26,250	121	89,128	-	115,499
Alif Hourani	26,250	24,749	89,128	-	140,127
Glen Johnson, M.D.(2)	37,500	-	11,653	10,000	59,153
Ruben King-Shaw, Jr.	26,250	24,749	89,128	-	140,127
Christian Michalik	27,500	-	107,705	-	135,205
Neal Moszkowski	-	-	-	-	-
Jane Swift	27,500	-	155,636	-	183,136

(1)	Dr. Agwunobi joined our board on June 7, 2006 and resigned as of December 12, 2006. Upon his cessation of service, Dr. Agwunobi’s equity awards became fully vested.
(2)
Dr. Johnson’s term expired on June 7, 2006. In consideration of his valued service on our board, we paid Dr. Johnson $25,000 and our private foundation contributed $10,000 to the Texas Academy of Family Physicians Foundation in his name. Dr. Johnson forfeited 20,497 unvested stock options upon his cessation of service.

(3)
The amounts included in the “Stock Awards” and “Option Awards” columns are the grant date fair values of such awards which are equal to the amounts of compensation cost recognized by us in 2006 related to stock awards and stock option awards, respectively, in 2006 and prior years, in accordance with SFAS 123R. For a discussion of valuation assumptions and methodologies, see Note 2 to our 2006 consolidated financial statements included in our annual report of Form 10-K for the year ended December 31, 2006.

(4)	The following table shows the aggregate numbers of outstanding stock options and restricted stock awards for each director as of December 31, 2006.

	Stock Awards (#)		Option Awards (#)
Name	Vested	Unvested	Vested	Unvested
Regina Herzlinger	35,554	6,777	19,541	3,959
Kevin Hickey	36,647	-	12,520	1,980
Alif Hourani	17,804	6,777	12,520	1,980
Glen Johnson, M.D.	989	-	-	-
Ruben King-Shaw, Jr.	13,304	6,777	12,520	1,980
Christian Michalik	10,810	-	48,094	7,063
Jane Swift	-	-	14,020	11,980

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee, comprised of independent directors, has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with the company’s management. Based on the review and discussions, the compensation committee recommended to the company’s board of directors that the CD&A be included in this proxy statement and incorporated by reference in the annual report on Form 10-K for the year ended December 31, 2006.

The Compensation Committee

Neal Moszkowski (Chairman)
Alif Hourani
Kevin Hickey

AUDIT MATTERS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The table below presents fees for professional audit services rendered by Deloitte & Touche LLP for the years ended December 31, 2006 and 2005 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

Audit, Audit-Related, Tax and Other Fees
Services	2006	2005
Audit	$2,930,000(1)	$2,205,000(1)
Audit-related	$141,345(2)	-
Tax	-	-
Other	-	-

(1)
The audit services billed by Deloitte & Touche LLP in 2006 and 2005 include services rendered for the audit of our annual consolidated financial statements, audit of the effectiveness of internal controls over financial reporting and the review of the financial statements included in our quarterly reports on Form 10-Q. This amount also includes fees billed for audit services related to audited annual and periodic statutory financial statements filed with regulatory agencies, regulatory reviews and examinations and securities registration statements.

(2)
The audit-related services billed by Deloitte & Touche LLP in 2006 related to procedures performed and reported under Statement on Auditing Standard 70, Reports on Processing of Transactions by Service Organizations.

Audit and Non-Audit Services Pre-Approval Policy

Deloitte & Touche LLP was our independent registered public accounting firm for the year ended December 31, 2006 and has been selected by our audit committee to be our independent registered public accounting firm for the year ended December 31, 2007. The audit committee has adopted an Audit and Non-Audit Services Pre-Approval Policy which is designed to assure that the services performed for us by the independent registered public accounting firm do not impair its independence from the company. This policy sets forth guidelines and procedures the audit committee must follow when retaining the independent registered public accounting firm to perform audit, audit-related, tax and other services. The policy provides detailed descriptions of the types of services that may be provided under these four categories and also sets forth a list of services that the independent registered public accounting firm may not perform for us.

Prior to engagement, the audit committee pre-approves the services and fees of the independent registered public accounting firm within each of the above categories. During the year, it may become necessary to engage the independent registered public accounting firm for additional services not previously contemplated as part of the engagement. In those instances, the Audit and Non-Audit Services Pre-Approval Policy requires that the audit committee specifically approve the services prior to the independent registered public accounting firm’s commencement of those additional services. Under the Audit and Non-Audit Services Pre-Approval Policy, the audit committee may delegate the ability to pre-approve audit and non-audit services to one or more of its members provided the delegate reports any pre-approval decision to the audit committee at its next scheduled meeting. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2006 and 2005 fees described above were pre-approved by the audit committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

REPORT OF THE AUDIT COMMITTEE

The role of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process and the company’s process for monitoring compliance with laws and regulations. The committee operates pursuant to a charter that is available on the company’s website at www.wellcare.com. As set forth in the charter, management of the company and the company’s independent auditor are responsible for planning or conducting audits and determining that the company’s financial statements are complete and accurate and are in accordance with principles generally accepted in the United States of America. The independent auditors are accountable to the audit committee. The audit committee has the authority and responsibility to retain and terminate the company’s independent auditors.

In performance of this oversight function, the committee has considered and discussed the audited financial statements with management and the independent auditors. The committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee has also discussed with management the company’s internal controls and procedures and disclosure controls and procedures relating to financial and other matters. Finally, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the company is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

The members of the audit committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.

During the fiscal year ended December 31, 2006, the committee fulfilled its duties and responsibilities generally as outlined in the charter. Specifically, the committee, among other actions:

•	Reviewed and discussed the company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC with management and the independent auditor;

•
Reviewed with management, the independent auditor and the internal auditor management’s assessment of the effectiveness of the company’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of the company’s internal control over financial reporting;

•	Reviewed with the independent auditor, management and the internal auditor the audit scope and plan;

•	Conducted reviews and evaluations of the effectiveness of the committee and the company’s audit function; and

•	Met in periodic executive sessions with each of the independent auditor, management and the internal auditor.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. In addition, the committee has approved the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Audit Committee Regina Herzlinger (Chairperson) Alif Hourani Christian Michalik Jane Swift

PROPOSAL NUMBER TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2007, and has directed that such appointment be submitted to our shareholders for ratification at the annual meeting. Our organizational documents do not require that our shareholders ratify the appointment of our independent registered public accounting firm. We are submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the audit committee will reconsider its selection, but may still retain Deloitte & Touche LLP. We anticipate that a representative of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

* * * * *

ADDITIONAL INFORMATION

Shareholder Proposals

In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2008 annual meeting of shareholders, pursuant to Rule 14a-8 of the Exchange Act, all shareholder proposals must have been received by our secretary at our principal offices in Tampa, Florida, on or before December 29, 2007. In addition, under our bylaws, any shareholder proposal for consideration at the 2008 annual meeting of shareholders submitted outside the processes of Rule 14a-8 of the Exchange Act, including any shareholder nominations for the board of directors, will be untimely unless it is received by our secretary not less than 90 days nor more than 120 days prior to the date of the anniversary of the previous year’s meeting and is otherwise in compliance with the requirements set forth in our bylaws. Because our 2007 annual meeting is being held on June 12, 2007, we must receive written notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 by March 14, 2008 but no earlier than February 12, 2008.

 Multiple Shareholders Having the Same Address

We have adopted a process called “householding” for mailing proxy materials in order to reduce costs. Householding means that shareholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions. We will continue to mail a proxy card to each shareholder of record. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. If you hold your shares in street name, you should direct your request to your bank or broker. If you are a registered holder, you should direct your request to WellCare Health Plans, Inc., C/O Computershare Investor Services, P.O Box 43078, Providence, RI 02940-3078, telephone number (781) 575-2879. You may also request copies of our proxy materials by writing to Investor Relations Department, WellCare Health Plans, Inc., 8735 Henderson Road, Tampa, Florida 33634, or by calling (813) 865-1284. The company’s 2006 annual report to shareholders, 2006 annual report on Form 10-K and this proxy statement are also available on our website at www.wellcare.com.

Committee Reports

The information contained in the Report of the Compensation Committee and the Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Exchange Act, except to the extent the filing specifically incorporates such information by reference therein.

Solicitation

All costs and expenses associated with soliciting proxies will be borne by us. In addition to the use of the mails, the directors, officers and our associates by personal interview, telephone or telegram may solicit proxies. Such directors, officers and associates will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. We have not retained a proxy solicitor to assist in the solicitation of proxies for this meeting.

Other Matters for Consideration

As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

Requests for More Information

We will provide without charge to each beneficial holder of our common stock on the record date, upon the written request of any such person, a copy of our 2006 annual report to shareholders and annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2006, as filed with the SEC. We will also provide to any person without charge, upon request, a copy of our Trust Program, our corporate governance guidelines and our board committee charters. Any such requests should be made in writing to the Investor Relations Department, WellCare Health Plans, Inc., 8735 Henderson Road, Tampa, Florida 33634. A copy of these documents and our other SEC filings are also available on our website at www.wellcare.com. We intend to disclose future amendments to, or waivers from, the provisions of the Trust Program, if any, made with respect to any of our directors and executive officers on our website.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 12, 2007.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Class III Directors:
01 - Alif Hourani					02 - Neal Moszkowski
For [ ]	Withhold [ ]				For [ ]	Withhold [ ]
2. Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year 2007.		For [ ]	Against [ ]	Abstain [ ]	3. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).
B. Non-Voting Items
Change of Address — Please print your new address below.
C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign in the same form as name appears hereon. Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.
Date (mm/dd/yyyy) - Please print date below	Signature 1 - Please keep signature within the box					Signature 2 - Please keep signature within the box
_____________________________________	________________________________________					_________________________________________

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Annual Meeting Proxy Card

PROXY FOR 2007 ANNUAL MEETING ON JUNE 12, 2007
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd S. Farha, Chief Executive Officer, and Thaddeus Bereday, Secretary, and each of them, attorneys with full power of substitution, to vote as directed on the reverse side all shares of Common Stock of WellCare Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2007 Annual Meeting to be held at 8735 Henderson Road, Renaissance Centre, Tampa, Florida 33634, on June 12, 2007, at 10:00 a.m. and at any adjournment or postponement thereof.
UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.
(Continued and to be voted on reverse side.)